EX-2.3
 MODIFICATION OF BUSINESS ASSET SALE, LICENSE AGREEMENT & ASSIGNMENT OF RIGHTS

                       MODIFICATION OF BUSINESS ASSET SALE,
                     LICENSE AGREEMENT & ASSIGNMENT OF RIGHTS

This Agreement supersedes the Business Asset Sale, License Agreement & Assignment of Rights that was originally executed on July 1, 2003. Effective September 15, 2003, the parties agree by and between:

       Sonic Jet Performance, Inc., a Colorado company ("Seller")

                                - and -

       Rockwell Power Systems, Inc., a Delaware company ("Buyer").

                                  WITNESSETH

     Whereas, Seller owns and operates several business units, including a Fire & Rescue Boat Division doing business under the name of "Sonic Jet Performance;" and

     Whereas, Buyer desires to affiliate with Seller by acquiring certain assets of such Division in exchange for a portion of its capital stock; and

     Whereas, Seller is willing to transfer such assets to Buyer subject to the terms and conditions hereof, and in connection therewith is willing to license the use of the "Sonic Jet Performance" name to Buyer and to assign to Buyer certain contractual rights relating to the manufacture of the Fire & Rescue boats; and

     Whereas, Buyer is willing to license such name and accept such assignment subject to the terms and conditions hereof;

     Now, therefore, in consideration of foregoing preamble and the mutual agreements contained herein, the Parties agree as follows:

Sale of Business Division Assets

For and in consideration of the purchase price and other obligations set forth herein, the Seller hereby sells to Buyer and Buyer hereby buys from Seller all Seller's right, title and legal interest in and to the tangible and intangible assets of its Fire & Rescue Boat Division which are set forth on the "Bill of Sale" attached hereto as Exhibit A (the "Assets"). The parties acknowledge and agree that such sale and transfer is expressly limited to the items set forth in Exhibit A and shall not be construed so as to transfer any legal interest whatsoever to Buyer in any of Seller's other assets or business operations.

In addition, for consideration for payment equal to the book value of the assets, the Seller agrees to transfer any and all remaining assets associated with the recreational boat business on or before March 1, 2004.

In connection with such sale of Assets, Seller hereby consents to the transfer of employment to Buyer of the Fire & Rescue Division employees listed on the "Employee Transfer Consent" attached hereto as Exhibit B.

Grant of License

As additional consideration for payment of the purchase price and the other obligations set forth herein, the Seller hereby grants to the Buyer for a period of 20 years an irrevocable, transferable but non-exclusive right (the "License") to use the name "Sonic Jet Performance" as a trade name in connection with the operation of the Fire & Rescue Boat Division business (the "SJP Name"). There shall be no other use of the SJP Name. In connection with the License, the Buyer may market and sell Fire & Rescue boats anywhere in the world using the SJP Name and the goodwill associated therewith, provided however that all marketing and sales activities in the Middle East (including Egypt, Lebanon, Turkey, Syria, Jordan, Iraq, Iran, Saudi Arabia, Bahrain, Oman, Qatar, the UAE and Yemen) shall be conducted through the Mohammed Al Rashid Establishment in Jeddah, Saudi Arabia.

Assignment of Contract Rights

In connection with the sale of Assets and in furtherance thereof, Seller hereby assigns to Buyer the Seller's contractual right to use the Fire & Rescue Jet Design as provided for under that certain "2001 License Agreement" made by and between Seller and Mardikian Marine Design et al and dated December 27, 2001. Buyer acknowledges receiving a copy of such Agreement, and confirms its understanding that the assignment of rights hereunder relates only to the Fire & Rescue boat Design and not to any other Design covered by such agreement. Furthermore Buyer hereby covenants and warrants that it will comply with the Seller's obligations set forth in such agreement, including the requirement to pay royalties on the sale of Fire & Rescue boats.

Purchase Price

In consideration of the sale of the Assets, grant of License and Assignment of Rights, Buyer hereby covenants and obligates itself as follows:

1.  Buyer shall finance the operation of the Fire & Rescue Boat
Division as follows:

a. Procure not less than $100,000 working capital in equity as of the date hereof.

b.  Collect or factor the receivable from the New York Port
Authority and pay to Sonic Jet Performance a lump sum of $100,000.00 upon the collection of the outstanding monies.

2. Within a period of 90 days (or such other period acceptable to Seller) Buyer shall become listed as a publicly traded company, having the following capital structure:

a.  2/3 (Two-third) of authorized common stock issued to Buyer
(or third parties)

b.  1/3 (One-third) of authorized common stock issued to Seller

c. 500 shares of "Series A" preferred convertible stock issued to Seller upon receipt of all assets outlined in Exhibit A, each share having a face value of $1,000 per share and convertible into common stock at a 10-day average low bid prior to conversion. The shares can be converted anytime after Three (3) years of issuance. All conversions must be made within five years.

3. Effective the date of this agreement, the Buyer shall do all things and take all steps necessary immediately to assume control of the Seller's Fire & Rescue Boat Division business operations being conducted at Unit 18, 11782 Western Ave. in Stanton
California, including without limitation:

a.  Assuming the lease of such premises

b.  Assuming possession and control of all Assets as per Exhibit A

c.  Establishing management structure for the business

d.  Accepting transfer of all existing Employees as per Exhibit B

e.  Transferring to its name telephone, DSL and utilities service

f. Securing licenses, permits and other authorizations necessary to conduct the business

g. Securing appropriate insurance for product & general liability in an amount of $1 million or more naming the seller as additional insured.

h.  Satisfying existing orders

i.  Soliciting new business

j.  Assuming full responsibility for all ongoing business operations

4. Buyer shall assume full responsibility for all prior customers of Seller's Fire & Rescue Boat Division and shall perform at its own cost, any warranty work required on Fire & Rescue Boats sold by the Seller prior to the date hereof up to a maximum of $10,000 per year. Seller shall reimburse Buyer for any actual out-of-pocket costs for warranty work approved by it in excess of such amount.

Term & Termination

This Agreement shall remain in full force and effect for so long as Buyer continues to market and sell Fire & Rescue Boats. The Seller may terminate this Agreement at any time in the event Buyer breaches any obligation hereof and fails to correct such breach within ninety
(90) days of notice by the Seller. Upon such termination, Buyer shall return the Assets to Seller, and shall immediately cease using the SJP Name and cease marketing and selling Fire & Rescue Boats. In lieu of damages for such breach (and not as a penalty) Seller shall be entitled to retain any of Buyer's shares in its possession.

Representations, Warranties and Undertakings

In connection with this Agreement the parties make the following representations and warranties, acknowledging the reliance thereon by the other:

a. Buyer represents that it has had the opportunity to make a full and comprehensive review of all aspects of Seller's Fire & Rescue Boat Division operations, including technical and financial issues, that it is aware of the risks associated with such business, that it has not relied on any statements or representations made by Seller or its agents and representatives (except for those set forth herein) as an inducement to enter this agreement, that it has entered into this agreement freely and voluntarily based on its own business interests and that Seller shall have responsibility whatsoever for the success or failure of the Buyer's business.

b. Seller represents it has the power and authority to execute, deliver and perform this Agreement, and that this Agreement constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms. Except as otherwise set forth in the "Disclosure Notice" attached as Exhibit C, Seller warrants it is the owner of the Assets and the SJP Name, that it may transfer and license them to Buyer pursuant to this Agreement without the consent or approval of any person, that the Assets are free and clear of any liens, claims, encumbrances, interests, third-party rights or restrictions of any kind, and the Assignment of Contractual Rights is a valid assignment of rights.

c. Buyer represents and warrants to Seller that Buyer has the power and authority to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms.

d. Seller warrants that upon the execution hereof it shall deliver to Buyer the Assets together with all related keys, documents and information and shall take such additional steps as may be necessary to complete the full legal transfer of the Assets to Buyer.

e. Buyer represents and warrants it shall not intentionally take any action which would diminish the reputation and goodwill associated with the SJP Name and will comply with any reasonable request by Seller to correct any act or omission which could have such effect.

Apart from the express warranties contained in this Agreement, the Seller makes no representation or warranty of any kind, whether express or implied and whether as to merchantability, fitness for purpose or as to any other condition, quality or characteristic. All of the Assets are sold and transferred "AS IS" and Buyer acknowledges and agrees that is had had full opportunity to inspect the Assets and hereby accepts them "AS IS."

Release & Indemnity

Buyer shall indemnify Seller and shall hold and save harmless Seller from and against all debts, claims, actions, or causes of action, losses, damages and attorney's fees that may hereafter arise from Buyer's ownership of the Assets, use of the SJP Name and/or operation of the Fire & Rescue Boat Division, whether directly or indirectly, except as otherwise provided herein. Buyer shall indemnify and hold Seller harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) incurred by Seller as a result of any representation or warranty made herein being incorrect or as a result of any breach by Buyer of the covenants or obligations under this Agreement.

Concluding Provisions

This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Buyer shall not assign any portion of this Agreement without the Seller's prior written consent.

This Agreement shall be governed by and construed in accordance with the laws of California, and any disputes which cannot be settled amicably between the parties shall be submitted to California courts for resolution.

In Witness Whereof, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representatives, effective as of the date first above written.

Seller:

Sonic Jet Performance, Inc.


By: /s/  Madhava Rao Mankal
Madhava Rao Mankal, President


Buyer:

Rockwell Power Systems, Inc.


By: /s/  Walter Wright
Walter Wright, Director


                                 BILL OF SALE
                                 (Exhibit A)


Sonic Jet Performance, Inc. ("Seller"), for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, does hereby bargain, sell, grant and convey unto Rockwell Power Systems, Inc. ("Buyer"), all of Seller's right, title and interest in the following Assets "AS IS" located at 11782 Western Avenue, Unit 18, Stanton California:

     - All office furniture, supplies and equipment
     - All brochures, videos and other marketing materials
     - All customer lists and sales information
     - All workshop tools and plant
     - All Fire & Rescue Boat hardware, fittings and appurtenances
     - All Fire & Rescue fiberglass boat hulls and parts (approx. 30 boats)
     - Existing Boat Orders (including 2 Units ordered by NY  Port Authority)
     - Existing Fire & Rescue Demonstration Boats (2 units)
     - Existing Fire & Rescue 15 ft Prototype (1 unit)
     - Sonic Jet Performance WebSite and Domain registration

This bill of sale is expressly made subject to and a part of that certain Business Assets Sale, License Agreement & Assignment of Rights effective as from July 1, 2003 by and between Seller and Buyer and all rights and responsibilities relating to this Bill of Sale shall be governed thereby.

IN WITNESS WHEREOF, Seller and Buyer have executed this bill of sale:

July 1, 2003

Sonic Jet Performance, Inc.


By: /s/  Madhava Rao Mankal
Madhava Rao Mankal, President


Buyer:

Rockwell Power Systems, Inc.


By: /s/  Walter Wright
Walter Wright, Director


                              EMPLOYEE TRANSFER CONSENT
                                    (Exhibit B)


Rockwell Power Systems, Inc. as "Buyer" under that certain Business Division Sale and License Agreement effective as from July 1, 2003 and Sonic Jet Performance, Inc. as "Seller" do hereby consent and agree that effective from July 1, 2003 the following employees shall be transferred from the Seller's employment to employment by Buyer:

Andres Rodriguez  Production

By signing above, each employee does hereby consent to the transfer of his/her employment from Seller to Buyer preserving the terms of his/her existing employment agreement, and each such employee hereby acknowledges receipt from Seller of all compensation of whatever kind to the date hereof and hereby forever releases Seller from any and all claims of whatever kind arising out of his/her prior employment by Seller.

IN WITNESS WHEREOF, Seller and Buyer hereby acknowledge and consent to such transfer of the above employees, and from the effective date hereof Buyer hereby agrees and accepts to fulfill all contractual, legal and tax obligations as the employer thereof.

July 1, 2003

Sonic Jet Performance, Inc.


By: /s/  Madhava Rao Mankal
Madhava Rao Mankal, President


Buyer:

Rockwell Power Systems, Inc.


By: /s/  Walter Wright
Walter Wright, Director


                                    DISCLOSURE NOTICE
                                      (Exhibit C)

In connection with the Sale of Assets of the Fire & Rescue Boat Division and the Assignment of Contractual Rights associated therewith, Seller and Buyer acknowledge that a dispute has arisen under the terms of the 2001 License Agreement pursuant to which Seller is authorized to manufacture the Fire & Rescue Boats and that the outcome of such dispute could impact the right of Seller and/or Buyer to manufacture, market and sell such boats. Buyer acknowledges that it has informed itself as to all pertinent matters relating to such Agreement and the dispute arising thereunder, and Buyer hereby releases and forever discharges Seller from any and all debts, demands, actions, damages and claims of whatever kind arising out of or related to such dispute and/or the Assignment of Contractual Rights made under this agreement.


                            Post Acquisition Capital Structure
                                      (Exhibit D)

Shareholder        Address                  City, State, Zip            Shares

R.T. Mercer        1901 Manhattan Ave.    Hermosa Beach, CA  90254      30,000
Krishna Mankal     7476 Sungold Ave.      Corona, CA  92880             20,000
                   7476 Sungold Ave.      Corona, CA  92880
Jay Chung          1000 South Coast Drive
                   #B107                  Costa Mesa, CA  92626         20,000
Sharada Rao        7476 Sungold Ave.      Corona, CA  92880             20,000
Joseph C. Wood     5320 Suite D,
                   Carpinteria Ave.       Carpinteria, CA  93014        20,000
Robert Hicks &
Mary Hicks         11851 Riverside
                   Drive, #280            Lakeside, CA  92040-0316      20,000
Robert D. West     23511 Gingerbread Dr.  Murrieta, CA  92562           20,000
Al Tamsebi         3678 Strata Dr.        Carlsbad, CA  92008           20,000
David L. Woo       11232 Caminito Aclara  San Diego, CA  92126          20,000
Jason Paul Horn    2020 Prospect Ave.     Hermosa Beach, CA  90254      20,000
                   40 Bretagne            Newport Coast, CA  92657
Microcap Alliance,
Inc.               575 W. 19th St.
                   Suite #179             Costa Mesa, CA  92627         20,000
Brad Hoffman       1301 Dove Street
                   Suite 800              Newport Beach, CA  92660      40,000
Sonic Jet
Performance        11782 Western,
                   Unit 18                Stanton, CA 92649          2,500,000
eFund Capital
Partners, LLC      301 E. Ocean Blvd.
                   Suite 640              Long Beach, CA 90802       4,730,000

Total                                                                7,500,000

September 15, 2003

Sonic Jet Performance, Inc.


By: /s/  Madhava Rao Mankal
Madhava Rao Mankal, President


Buyer:

Rockwell Power Systems, Inc.


By: /s/  Walter Wright
Walter Wright, Director